Abby Inc.

2655 Camino Del Rio North,

Suite 410, San Diego,

CA, 92108

July 31, 2013

United States Securities and Exchange Commission

Division of Corporate Finance

100 F Street

Washington DC

20549

Attention: Korina Dorin

Re: Abby Inc.

We are writing in response to your comments of July 29, 2013.

General

1. We note that you have revised certain proposals for which you seek shareholder approval at page 2. Please make corresponding changes to applicable disclosure elsewhere in the proxy statement, including in the proxy card. For example, please revise your proxy card to clarify, if true, that you are seeking shareholder approval for the acquisition of the shares of Tulip Enterprises in exchange for the issuance of 30 million shares of your common stock.

We have revised the appropriate sections of the document to include revised disclosure on pages 4, 12, and page 15

2. We note your response to prior comment 2, and reissue such comment as you have not provided all of the requested information. Please revise your filing to include the information required by Item 14 of Schedule 14A.

We have made revisions in accordance with item 14 Schedule 14A and have provided the following disclosure. pages 5 and 6. we have also provided a copy the auditors report and consent at the end of the document.

"On March 12, 2013 Abby Inc. with a principal place of business located at 2655 Camino Del Rio North, Suite 410, San Diego, CA, 92108. 702-625-0338  entered into a binding letter of intent (the LOI) to acquire all of the issued and outstanding shares of Tulip Enterprises Inc.  (“TEI”) a privately held California corporation with a principal place of business located at 2655 Camino Del Rio North, Suite 410, San Diego, CA, 92108. 702-625-0338.

This is a related party transaction.

 The consideration for the acquisition will be 30,000,000 shares of Abby common stock in exchange for all of the issued and outstanding shares of  TEI.

Following approval of the Plan, execution of a final agreement and delivery of TEI's audited financial statements, TEI shall become a wholly owned subsidiary of Abby Inc. upon the closing of the transaction. "

"To date there have been no federal or state approvals applied for or granted, and to the best of our knowledge no state or federal approvals are required in this transaction."

 Proposal 1 – Election of Directors

 3. Please revise Ms. Flores’s biographical information to clarify how long Ms. Flores has held her position at Tulip Enterprises and to provide the title of any positions held by Ms.

Flores at ATG. Refer to Item 401 of Regulation S-K.

We have revised this section to clarify how long Ms. Flores has held her position at Tulip Enterprises and to provide the title of any positions held by Ms. Flores at ATG. page 11

 Dissenter’s Rights of Appraisal

 4. We note your response to prior comment 10, and reissue such comment as you have not provided all the requested disclosure. Please revise your filing to provide all the information required by Item 3 of Schedule 14A, including with respect to any statutory procedure required to be followed by dissenting security holders in order to perfect appraisal or similar rights. See also Instruction 1 to Item 3.

We have revised this section with respect to any statutory procedure required to be followed by dissenting security holders in order to perfect appraisal or similar rights. page 13

"Procedure

Each stockholder electing to make a demand under this section shall deliver to the Company, before voting on the transaction, in writing identifying himself or herself and stating his or her intention thereby to demand appraisal of and payment for his or her shares. Such demand must be in addition to and separate from any proxy or vote against the transactionby the stockholder.

A stockholder of the converting or merged entity who consents to the conversion or merger or who does not consent to the conversion or merger and who does not exercise dissenters' rights shall become a stockholder of the resulting or surviving entity and shall be deemed to be a party to."

 Shareholder Proposals for the 2014 Annual Meeting

 5. Please revise your disclosure to clarify the applicable deadline for submitting proposals for the 2014 annual meeting, which you indicate as being both February 21, 2013 and

February 21, 2014. Please also clarify the relevant annual meeting with respect to such shareholder proposals. In that regard, we note that you make reference to a February 21,

2014 deadline for the 2013 annual meeting.

We have revised this section to provide the appropriate dates. page 14

The Company acknowledges that:

 The company is responsible for the adequacy and accuracy of the disclosure in the filing;

Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

 The company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Yours truly,

/s/Amanda Flores,

President

Abby Inc.